Exhibit 99.1

NYSE: TRV

Travelers Reports Net Income per Diluted Share of $2.30, Up 4% from Prior Year Quarter

Record Quarterly Operating Income per Diluted Share of $2.35, Up 6% from Prior Year Quarter

Return on Equity and Operating Return on Equity of 13.9% and 15.2%, Respectively

•             Strong net and operating income of $864 million and $883 million, respectively, generally consistent with the prior year quarter.

•             Continued improvement in underlying underwriting margins.

•             Written rate gains continued to exceed expected loss cost trends in all segments.

•             Total capital returned to shareholders of $985 million in the quarter, including $800 million in share repurchases. Year-to-date total capital returned to shareholders of $1.952 billion.

•             Board of Directors authorizes an additional $5.0 billion of share repurchases.

•             Increase in book value per share of 1% to $68.15 and increase in adjusted book value per share of 8% to $63.87 from year-end 2012.

New York, October 22, 2013 — The Travelers Companies, Inc. today reported net income of $864 million, or $2.30 per diluted share, for the quarter ended September 30, 2013, compared to $864 million, or $2.21 per diluted share, in the prior year quarter. Operating income in the current quarter was $883 million, or $2.35 per diluted share, compared to $867 million, or $2.22 per diluted share, in the prior year quarter. The increase in net and operating income per diluted share compared to the prior year quarter primarily resulted from a higher underlying underwriting gain (i.e., excluding prior year reserve development and catastrophe losses) and the impact of share repurchases, partially offset by lower net investment income and lower net favorable prior year reserve development.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended September 30,				Nine Months Ended September 30,
except for premiums & revenues)	2013	2012	Change		2013	2012	Change

Net written premiums	$5,713	$5,697	—%		$17,134	$17,062	—%

Total revenues	$6,452	$6,512	(1)		$19,454	$19,263	1

Operating income	$883	$867	2		$2,586	$2,163	20
per diluted share	$2.35	$2.22	6		$6.79	$5.48	24
Net income	$864	$864	—		$2,685	$2,169	24
per diluted share	$2.30	$2.21	4		$7.05	$5.50	28

Diluted weighted average shares outstanding	372.9	387.9	(4)		378.1	391.5	(3)

GAAP combined ratio	88.9%	90.3%	(1.4	)pts	90.6%	94.3%	(3.7	)pts
Underlying GAAP combined ratio	90.0%	92.1%	(2.1	)pts	90.8%	93.7%	(2.9	)pts

Operating return on equity	15.2%	15.5%	(0.3	)pts	15.1%	13.1%	2.0	pts
Return on equity	13.9%	13.6%	0.3	pts	14.2%	11.6%	2.6	pts

				Change from
	September 30,	December 31,	September 30,	December 31,	September 30,
	2013	2012	2012	2012	2012
Book value per share	$68.15	$67.31	$67.81	1%	1%
Adjusted book value per share	63.87	59.09	59.13	8	8

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are very pleased to report quarterly operating income per diluted share of $2.35, a record dating back to Travelers’ initial public offering in 2002 and operating income of $883 million,” commented Jay Fishman, Chairman and Chief Executive Officer, “as well as operating return on equity of 15.2%. The current quarter benefited from earned rate increases exceeding loss cost trends in each segment, largely the result of the pricing strategy we have been pursuing since the middle of 2010, low weather-related losses and meaningful net favorable prior year reserve development. Our strong results for the first nine months of this year enabled us to return almost $2 billion in capital to shareholders year-to-date through share repurchases and dividends, including almost $1 billion in the quarter.

“We continue to be pleased with the execution of our granular pricing strategies in our commercial lines businesses.  Retention and renewal rate change levels remained strong and consistent with recent quarters, while new business was up slightly from the prior year quarter. We intend to stay the course on this strategy as our expectations of more volatile weather patterns and continued low interest rates have not changed.  In Personal Insurance, we are pleased that profitability continues to improve and our retention levels remain consistent with recent quarters.  We plan on introducing our new auto insurance product, Quantum 2.0, in approximately fifteen states in the fourth quarter, and we are optimistic that this new product which incorporates a meaningfully lower cost structure will enable us to improve new business volumes at attractive returns.

“We expect that the Dominion acquisition will close in the fourth quarter of 2013, subject to customary closing conditions.  We are excited about the transaction and look forward to welcoming the Dominion employees to Travelers.

“Our results, both currently and over time, demonstrate the successful execution of our strategy. We remain committed to delivering top-tier earnings and returning excess capital to shareholders,” concluded Mr. Fishman.

Consolidated Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2013		2012		Change		2013		2012		Change

Underwriting gain:	$595		$514		$81		$1,478		$845		$633
Underwriting gain includes:
Net favorable prior year reserve development	158		193		(35)		581		718		(137)
Catastrophes, net of reinsurance	(99)		(91)		(8)		(538)		(808)		270

Net investment income	657		722		(65)		2,014		2,200		(186)

Other, including interest expense	(53)		(64)		11		(73)		(202)		129
Operating income before income taxes	1,199		1,172		27		3,419		2,843		576
Income tax expense	316		305		11		833		680		153
Operating income	883		867		16		2,586		2,163		423
Net realized investment gains (losses) after income taxes	(19)		(3)		(16)		99		6		93
Net Income	$864		$864		$—		$2,685		$2,169		$516

GAAP combined ratio	88.9%		90.3%		(1.4	)pts	90.6%		94.3%		(3.7	)pts

Impact on GAAP combined ratio
Net favorable prior year reserve development	(2.8	)pts	(3.4	)pts	0.6	pts	(3.4	)pts	(4.3	)pts	0.9	pts
Catastrophes, net of reinsurance	1.7	pts	1.6	pts	0.1	pts	3.2	pts	4.9	pts	(1.7	)pts

Underlying GAAP combined ratio	90.0%		92.1%		(2.1	)pts	90.8%		93.7%		(2.9	)pts

Net written premiums
Business Insurance	$3,032		$2,962		2%		$9,360		$9,088		3%
Financial, Professional & International Insurance	770		729		6		2,266		2,173		4
Personal Insurance	1,911		2,006		(5)		5,508		5,801		(5)
Total	$5,713		$5,697		—%		$17,134		$17,062		—%

Third Quarter 2013 Results

(All comparisons vs. third quarter 2012, unless noted otherwise)

Net income of $864 million after-tax was level with the prior year quarter. Operating income of $883 million after-tax increased $16 million or 2%, primarily reflecting a higher underlying underwriting gain, partially offset by lower net investment income and lower net favorable prior year reserve development. Both the current quarter and prior year quarter benefited from benign levels of catastrophe losses.

Underwriting results

•                  The GAAP combined ratio improved 1.4 points to 88.9% due to higher underlying underwriting margins (2.1 points), partially offset by lower net favorable prior year reserve development (0.6 points) and slightly higher catastrophe losses (0.1 point).

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses primarily resulted from wind and hail storms in several regions in the United States, as well as increases in estimated losses related to wind and hail storms that occurred in the second quarter.

•                  The underlying GAAP combined ratio improved 2.1 points to 90.0%, primarily resulting from earned rate increases exceeding loss cost trends in each segment, as well as lower non-catastrophe weather-related losses in Personal Insurance.

Net investment income of $657 million decreased primarily due to lower reinvestment rates in the fixed income portfolio and lower real estate partnership returns in the non-fixed income portfolio.

Net written premiums of $5.713 billion were slightly higher than the prior year quarter as higher net written premiums in Business Insurance and Financial, Professional & International Insurance were mostly offset by lower net written premiums in Personal Insurance.

Year-to-Date 2013 Results

(All comparisons vs. year-to-date 2012, unless noted otherwise)

Net income of $2.685 billion after-tax increased $516 million or 24% due to higher operating income and higher net realized investment gains after-tax. Operating income of $2.586 billion increased $423 million, primarily reflecting improved underwriting results driven by a higher underlying underwriting gain, lower catastrophe losses, a $63 million benefit resulting from the resolution of prior year tax matters and a $59 million after-tax ($91 million pre-tax) gain from the settlement of a legal proceeding. These improvements were partially offset by lower net investment income and lower net favorable prior year reserve development.

Underwriting results

•                  The GAAP combined ratio improved 3.7 points to 90.6% due to higher underlying underwriting margins (2.9 points) and lower catastrophe losses (1.7 points), partially offset by lower net favorable prior year reserve development (0.9 points).

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses primarily resulted from tornado, wind and hail storms in several regions of the United States, as well as flooding in Alberta, Canada.

•                  The underlying GAAP combined ratio improved 2.9 points to 90.8%, primarily resulting from earned rate increases exceeding loss cost trends in each segment, as well as lower non-catastrophe weather-related losses.

Net investment income of $2.014 billion decreased primarily due to the same factors discussed above for the third quarter.

Net realized investment gains of $99 million after-tax ($155 million pre-tax) increased primarily from an $87 million after-tax ($134 million pre-tax) gain in the second quarter related to a short position in U.S. Treasury futures contracts. The company closed this position by the end of the second quarter.

Net written premiums of $17.134 billion were slightly higher than the prior year period reflecting the same factors discussed above for the third quarter.

Shareholders’ Equity

Shareholders’ equity of $24.811 billion was generally consistent with the end of second quarter 2013, but decreased 2% from the end of 2012. Included in shareholders’ equity were after-tax net unrealized investment gains of $1.559 billion, compared to $1.692 billion at the end of the second quarter and $3.103 billion at the end of the prior year. These lower net unrealized investment gains as compared to the end of the prior year resulted from increased interest rates.

The company repurchased 9.7 million shares during the quarter and 17.0 million shares year-to-date under its existing share repurchase authorization at a total cost of $800 million and $1.400 billion, respectively. Statutory surplus was $21.509 billion, and the ratio of debt-to-capital (excluding after-tax net unrealized investment gains) was 21.4%, well within its target range of 15% to 25%.

Travelers’ Board of Directors has authorized an additional $5.0 billion of share repurchases. This amount is in addition to the $759 million that remained from previous authorizations as of September 30, 2013. This authorization does not have a stated expiration date. The timing and actual number of shares to be repurchased will depend on a variety of factors, including the factors described below in the Forward-Looking Statement section.

The Board of Directors also declared a quarterly dividend of $0.50 per share. This dividend is payable December 31, 2013, to shareholders of record as of the close of business on December 10, 2013.

Business Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2013		2012		Change		2013		2012		Change

Underwriting gain	$205		$187		$18		$603		$371		$232
Underwriting gain includes:
Net favorable prior year reserve development	36		41		(5)		204		347		(143)
Catastrophes, net of reinsurance	(61)		(50)		(11)		(244)		(355)		111

Net investment income	479		524		(45)		1,468		1,592		(124)

Other	8		9		(1)		135		31		104
Operating income before income taxes	692		720		(28)		2,206		1,994		212
Income tax expense	166		177		(11)		511		477		34
Operating income	$526		$543		$(17)		$1,695		$1,517		$178

GAAP combined ratio	93.0%		93.3%		(0.3	)pts	92.9%		95.3%		(2.4	)pts

Impact on GAAP combined ratio
Net favorable prior year reserve development	(1.2	)pts	(1.4	)pts	0.2	pts	(2.3	)pts	(4.0	)pts	1.7	pts
Catastrophes, net of reinsurance	2.0	pts	1.7	pts	0.3	pts	2.7	pts	4.1	pts	(1.4	)pts

Underlying GAAP combined ratio	92.2%		93.0%		(0.8	)pts	92.5%		95.2%		(2.7	)pts

Net written premiums by market
Select Accounts	$654		$679		(4)%		$2,087		$2,118		(1)%
Commercial Accounts	807		805		—		2,447		2,383		3
National Accounts	236		202		17		755		663		14
Industry-Focused Underwriting	673		671		—		2,025		1,955		4
Target Risk Underwriting	441		382		15		1,389		1,297		7
Specialized Distribution	220		222		(1)		656		672		(2)
Other	1		1		—		1		—		NM
Total	$3,032		$2,962		2%		$9,360		$9,088		3%

NM = Not Meaningful

Third Quarter 2013 Results

(All comparisons vs. third quarter 2012, unless noted otherwise)

Operating income of $526 million after-tax decreased $17 million or 3%, primarily reflecting lower net investment income, higher catastrophe losses and lower net favorable prior year reserve development, partially offset by a higher underlying underwriting gain.

Underwriting results

•                  The GAAP combined ratio improved 0.3 points to 93.0% due to higher underlying underwriting margins (0.8 points), partially offset by higher catastrophe losses (0.3 points) and lower net favorable prior year development (0.2 points).

•                  Net favorable prior year reserve development resulted from better than expected loss experience related to the general liability product line for accident years 2009 through 2012, as well as the property product line related to catastrophe and non-catastrophe losses for accident years 2010 through 2012. These improvements were partially offset by a $124 million after-tax ($190 million pre-tax) increase to asbestos reserves.

•                  The asbestos reserve strengthening was primarily driven by increases in the company’s estimate for projected settlement and defense costs related to a broad number of policyholders, as well as slightly higher projected payments on assumed reinsurance accounts. The increase in the estimate of projected settlement and defense costs resulted from recent payment trends that continue to be moderately higher than previously anticipated due to the impact of the current litigation environment. Notwithstanding these payment trends, the company’s overall view of the underlying asbestos environment is essentially unchanged from recent periods and there remains a high degree of uncertainty with respect to future exposure from asbestos claims.

•                  The underlying GAAP combined ratio improved 0.8 points to 92.2%, primarily resulting from earned rate increases exceeding loss cost trends and a decrease in the expense ratio, partially offset by higher non-catastrophe weather-related losses.

Business Insurance net written premiums of $3.032 billion increased 2% primarily driven by continued increases in renewal rate change. Retention rates remained strong and generally consistent with recent quarters. New business volumes increased modestly from the prior year quarter. Net written premiums also benefited from positive exposure change at renewal which was higher than the prior year quarter, as well as positive audit premiums, which were lower than the prior year quarter.

Year-to-Date 2013 Results

(All comparisons vs. year-to-date 2012, unless noted otherwise)

Operating income of $1.695 billion after-tax increased $178 million or 12%, primarily reflecting improved underwriting results driven by a higher underlying underwriting gain, lower catastrophe losses, a $59 million after-tax ($91 million pre-tax) gain from the settlement of a legal proceeding and a $43 million benefit resulting from the resolution of prior year tax matters. These improvements were partially offset by lower net favorable prior year reserve development and lower net investment income.

Underwriting results

•                  The GAAP combined ratio improved 2.4 points to 92.9% due to higher underlying underwriting margins (2.7 points), and lower catastrophe losses (1.4 points), partially offset by lower net favorable prior year reserve development (1.7 points).

•                  Net favorable prior year reserve development was primarily driven by the same factors discussed above for the third quarter. Also included in net favorable prior year reserve development was a $42 million pre-tax ($27 million after-tax) charge that was precipitated by legislation in New York enacted in the first quarter 2013 related to the New York Fund for Reopened Cases for workers’ compensation.

•                  The underlying GAAP combined ratio improved 2.7 points to 92.5%, primarily resulting from earned rate increases exceeding loss cost trends.

Business Insurance net written premiums of $9.360 billion increased 3% primarily driven by the same factors discussed above for the third quarter.

Financial, Professional & International Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2013		2012		Change		2013		2012		Change

Underwriting gain	$131		$149		$(18)		$359		$388		$(29)
Underwriting gain includes:
Net favorable prior year reserve development	74		87		(13)		204		229		(25)
Catastrophes, net of reinsurance	—		(1)		1		(46)		(5)		(41)

Net investment income	88		97		(9)		271		300		(29)

Other	5		8		(3)		15		21		(6)
Operating income before income taxes	224		254		(30)		645		709		(64)
Income tax expense	64		74		(10)		168		198		(30)
Operating income	$160		$180		$(20)		$477		$511		$(34)

GAAP combined ratio	83.2%		80.2%		3.0	pts	83.9%		82.6%		1.3	pts

Impact on GAAP combined ratio
Net favorable prior year reserve development	(9.3	)pts	(11.3	)pts	2.0	pts	(9.0	)pts	(10.0	)pts	1.0	pts
Catastrophes, net of reinsurance	—	pts	0.1	pts	(0.1	)pts	2.0	pts	0.2	pts	1.8	pts

Underlying GAAP combined ratio	92.5%		91.4%		1.1	pts	90.9%		92.4%		(1.5	)pts

Net written premiums by market
Bond & Financial Products	$553		$529		5%		$1,479		$1,410		5%
International	217		200		9		787		763		3
Total	$770		$729		6%		$2,266		$2,173		4%

Third Quarter 2013 Results

(All comparisons vs. third quarter 2012, unless noted otherwise)

Operating income of $160 million after-tax decreased $20 million or 11% primarily reflecting lower underlying underwriting results, which were impacted by a higher level of large losses as compared to a particularly low level of large losses in the prior year quarter, lower net favorable prior year reserve development and lower net investment income.

Underwriting results

•                  The GAAP combined ratio increased 3.0 points to 83.2% due to lower net favorable prior year reserve development (2.0 points) and lower underlying underwriting margins (1.1 points), primarily reflecting a higher level of large losses, partially offset by lower catastrophe losses (0.1 point).

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the surety line of business for accident years 2004 through 2010 within Bond & Financial Products, as well as in the surety line of business in Canada and the marine line of business in the company’s operations at Lloyd’s within International.

•                  The underlying GAAP combined ratio increased 1.1 points to 92.5%, primarily resulting from a higher level of large losses within International and an increase in the expense ratio as a result of business mix and timing, largely offset by earned rate increases exceeding loss cost trends.

Financial, Professional & International Insurance net written premiums of $770 million increased 6%, primarily reflecting higher volumes in construction surety and renewal rate increases in management liability within Bond & Financial Products, as well as higher new business volumes within International.

Year-to-Date 2013 Results

(All comparisons vs. year-to-date 2012, unless noted otherwise)

Operating income of $477 million after-tax decreased $34 million or 7%, primarily reflecting lower underwriting results and lower net investment income. The lower underwriting results were driven by higher catastrophe losses and lower net favorable prior year reserve development, partially offset by a higher underlying underwriting gain.

Underwriting results

•                  The GAAP combined ratio increased 1.3 points to 83.9% due to higher catastrophe losses (1.8 points) and lower net favorable prior year reserve development (1.0 point), partially offset by higher underlying underwriting margins (1.5 points).

•                  Net favorable prior year reserve development was primarily driven by the same factors discussed above for the third quarter. Catastrophe losses primarily resulted from flooding in Alberta, Canada.

•                  The underlying GAAP combined ratio improved 1.5 points to 90.9%, primarily resulting from earned rate increases exceeding loss cost trends, partially offset by an increase in the expense ratio.

Financial, Professional & International Insurance net written premiums of $2.266 billion increased 4%, primarily driven by the same factors discussed above for the third quarter, as well as lower reinsurance costs (resulting from price decreases and slightly higher retention levels).

Personal Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2013		2012		Change		2013		2012		Change

Underwriting gain	$259		$178		$81		$516		$86		$430
Underwriting gain includes:
Net favorable prior year reserve development	48		65		(17)		173		142		31
Catastrophes, net of reinsurance	(38)		(40)		2		(248)		(448)		200

Net investment income	90		101		(11)		275		308		(33)

Other	34		17		17		67		52		15

Operating income before income taxes	383		296		87		858		446		412
Income tax expense	121		90		31		257		115		142
Operating income	$262		$206		$56		$601		$331		$270

GAAP combined ratio	84.7%		89.7%		(5.0	)pts	89.5%		97.4%		(7.9	)pts

Impact on GAAP combined ratio
Net favorable prior year reserve development	(2.6	)pts	(3.4	)pts	0.8	pts	(3.2	)pts	(2.5	)pts	(0.7	)pts
Catastrophes, net of reinsurance	2.0	pts	2.1	pts	(0.1	)pts	4.5	pts	7.8	pts	(3.3	)pts

Underlying GAAP combined ratio	85.3%		91.0%		(5.7	)pts	88.2%		92.1%		(3.9	)pts

Net written premiums
Agency Automobile(1)	$828		$906		(9)%		$2,493		$2,705		(8)%
Agency Homeowners & Other(1)	1,039		1,056		(2)		2,892		2,975		(3)
Direct to Consumer	44		44		—		123		121		2
Total	$1,911		$2,006		(5)%		$5,508		$5,801		(5)%

(1) Represents business sold through agents, brokers and other intermediaries and excludes direct to consumer.

Third Quarter 2013 Results

(All comparisons vs. third quarter 2012, unless noted otherwise)

Operating income of $262 million after-tax increased $56 million or 27%, primarily reflecting improved underwriting results driven by a higher underlying underwriting gain, partially offset by lower net favorable prior year reserve development and lower net investment income.

Underwriting results

•                  The GAAP combined ratio improved 5.0 points to 84.7% due to higher underlying underwriting margins (5.7 points) and slightly lower catastrophe losses (0.1 point), partially offset by lower net favorable prior year reserve development (0.8 points).

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in Homeowners & Other for catastrophe losses incurred in accident year 2012.

•                  The underlying GAAP combined ratio improved 5.7 points to 85.3% primarily resulting from lower non-catastrophe weather-related losses, as well as earned rate increases exceeding loss cost trends in both Automobile and Homeowners & Other.

Personal Insurance net written premiums of $1.911 billion decreased 5%, largely as a result of the company’s pricing strategy, increasing deductibles and other profitability improvement initiatives. Renewal premium change and retention rates remained strong, while new business was lower than the prior year quarter.

Year-to-Date 2013 Results

(All comparisons vs. year-to-date 2012, unless noted otherwise)

Operating income of $601 million after-tax increased $270 million or 82%, primarily reflecting improved underwriting results driven by higher underlying underwriting gain, lower catastrophe losses and higher net favorable prior year reserve development, partially offset by lower net investment income.

Underwriting results

•                  The GAAP combined ratio improved 7.9 points to 89.5% due to higher underlying underwriting margins (3.9 points), lower catastrophe losses (3.3 points) and higher net favorable prior year reserve development (0.7 points).

•                  Net favorable prior year reserve development was primarily driven by the same factors discussed above for the third quarter, as well as net favorable prior year reserve development in the first six months of 2013 in Homeowners & Other for accident year 2011 and 2012 for both catastrophe and non-catastrophe weather-related losses, as well as non-weather-related losses.

•                  The underlying GAAP combined ratio improved 3.9 points to 88.2%, primarily resulting from earned rate increases exceeding loss cost trends in both Automobile and Homeowners & Other, and lower non-catastrophe weather-related losses.

Personal Insurance net written premiums of $5.508 billion decreased 5%, primarily driven by the same factors discussed above for the third quarter.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, October 22, 2013. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1-800-698-9012 within the U.S. and 1-303-223-2680 outside the U.S. (use passcode 14788 for both the U.S. and international calls). Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available at the same website. An audio playback can also be accessed by phone at 1-800-633-8284 within the U.S. and 1-402-977-9140 outside the U.S. (use reservation 21674246 for both the U.S. and international calls).

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. The company’s diverse business lines offer its customers a wide range of coverage sold primarily through independent agents and brokers. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and operations in the United States and selected International markets. For more information, visit www.travelers.com.

From time to time, Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material company information.  Financial and other important information regarding the company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@TRV_Insurance) at https://twitter.com/TRV_Insurance.     In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the “Email Alert Service” section at http://investor.travelers.com.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States. Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Partner Services; and Specialized Distribution including Northland and National Programs. Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance and certain other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability coverages, which primarily use credit-based underwriting processes, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Canada and the Republic of Ireland, and on an international basis through Lloyd’s. The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

* * * * *

Forward-Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may”, “will”, “should”, “likely”, “anticipates”, “expects”, “intends”, “plans”, “projects”, “believes”, “estimates” and similar expressions are used to identify these forward-looking statements. Specifically, statements about the company’s share repurchase plans, expected margin improvement, future pension plan contributions and the potential impact of investment markets and other economic conditions on the company’s investment portfolio and underwriting results, among others, are forward looking, and the company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, loss costs, return on equity, and expected current returns and combined ratios);

•                  the sufficiency of the company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic and underwriting market conditions;

•                  strategic initiatives, including initiatives, such as in Personal Insurance, to improve profitability and competitiveness; and

•                  the potential closing date and impact of its merger and acquisition transactions, including the acquisition of The Dominion of Canada General Insurance Company (The Dominion).

The company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the company’s results of operations, its financial position and/or liquidity, and could adversely impact the company’s ratings, the company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption or economic downturn (including, among other things, following a government shutdown or potential default), the company’s business could be materially and adversely affected;

•                  if actual claims exceed the company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, the company’s financial results could be materially and adversely affected;

•                  the company’s investment portfolio may suffer reduced returns or material realized or unrealized losses;

•                  the company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the company’s business are uncertain;

•                  the intense competition that the company faces could harm its ability to maintain or increase its business volumes and profitability;

•                  the company may not be able to collect all amounts due to it from reinsurers, and reinsurance coverage may not be available to the company in the future at commercially reasonable rates or at all;

•                  the company is exposed to credit risk in certain of its business operations;

•                  within the United States, the company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the company’s profitability and limit its growth;

•                  changes in federal regulation could impose significant burdens on the company and otherwise adversely impact its results;

•                  a downgrade in the company’s claims-paying and financial strength ratings could adversely impact the company’s business volumes, adversely impact the company’s ability to access the capital markets and increase the company’s borrowing costs;

•                  the inability of the company’s insurance subsidiaries to pay dividends to the company’s holding company in sufficient amounts would harm the company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  disruptions to the company’s relationships with its independent agents and brokers could adversely affect the company;

•                  the company’s efforts to develop new products, including in Personal Insurance, or expand in targeted markets may not be successful and may create enhanced risks;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions in which the company operates could adversely impact the company;

•                  the company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the company experiences difficulties with technology, data security and/or outsourcing relationships, the company’s ability to conduct its business could be negatively impacted;

•                  the company is subject to a number of risks associated with its business outside the United States;

•                  new regulations outside of the U.S., including in the European Union, could adversely impact the company’s results of operations and limit its growth;

•                  acquisitions and integration of acquired businesses, including the company’s planned acquisition of The Dominion, may result in operating difficulties and other unintended consequences;

•                  changes to existing accounting standards may adversely impact the company’s reported results;

•                  the company could be adversely affected if its controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  loss of or significant restriction on the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce the company’s future profitability;

•                  the company’s repurchase plans depend on a variety of factors, including the company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the company’s desired ratings from independent rating agencies, funding of the company’s qualified pension plan, capital requirements of the company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors;

•                  the company may not achieve the anticipated benefits of its transactions or its strategic initiatives, including in Personal Insurance, or complete a transaction that is subject to closing conditions; and

•                  conditions in the capital markets may not be suitable for the company to incur additional indebtedness and/or to issue preferred or other capital stock.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC).

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.  Internally, the company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the company’s management.

RECONCILIATION OF OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME

Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Management uses operating income to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating earnings per share is operating income on a per common share basis.

Reconciliation of Operating Income less Preferred Dividends to Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, pre-tax)	2013	2012	2013	2012

Operating income	$1,199	$1,172	$3,419	$2,843
Net realized investment gains (losses)	(22)	(2)	155	12
Net income	$1,177	$1,170	$3,574	$2,855

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2013	2012	2013	2012

Operating income	$883	$867	$2,586	$2,163
Net realized investment gains (losses)	(19)	(3)	99	6
Net income	$864	$864	$2,685	$2,169

	Twelve Months Ended December 31,
($ in millions, after-tax)	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	—	1	3	3	4	4	5	6
Operating income	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains (losses)	32	36	173	22	(271)	101	8	35
Income from continuing operations	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	—	—	(439)
Net income	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings per Share to Net Income per Share on a Basic and Diluted Basis

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Basic earnings per share
Operating income	$2.38	$2.24	$6.86	$5.53
Net realized investment gains (losses)	(0.05)	(0.01)	0.26	0.02
Net income	$2.33	$2.23	$7.12	$5.55

Diluted earnings per share
Operating income	$2.35	$2.22	$6.79	$5.48
Net realized investment gains (losses)	(0.05)	(0.01)	0.26	0.02
Net income	$2.30	$2.21	$7.05	$5.50

Reconciliation of Operating Income by Segment to Total Operating Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2013	2012	2013	2012

Business Insurance	$526	$543	$1,695	$1,517
Financial, Professional & International Insurance	160	180	477	511
Personal Insurance	262	206	601	331
Total segment operating income	948	929	2,773	2,359
Interest Expense and Other	(65)	(62)	(187)	(196)
Total operating income	$883	$867	$2,586	$2,163

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations. Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s net realized investment gains (losses), net of tax.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of September 30,
($ in millions)	2013	2012

Adjusted shareholders’ equity	$23,153	$22,584
Net unrealized investment gains, net of tax	1,559	3,315
Net realized investment gains, net of tax	99	6
Shareholders’ equity	$24,811	$25,905

	As of December 31,
($ in millions)	2012	2011	2010	2009	2008	2007	2006	2005	2004

Adjusted shareholders’ equity	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227	$20,087
Net unrealized investment gains (losses), net of tax	3,103	2,871	1,859	1,856	(146)	620	453	327	866
Net realized investment gains (losses), net of tax	32	36	173	22	(271)	101	8	35	(28)
Preferred stock	—	—	68	79	89	112	129	153	188
Discontinued operations	—	—	—	—	—	—	—	(439)	88
Shareholders’ equity	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2013	2012	2013	2012

Annualized operating income	$3,534	$3,467	$3,448	$2,884
Adjusted average shareholders’ equity	23,235	22,331	22,886	22,066
Operating return on equity	15.2%	15.5%	15.1%	13.1%

Annualized net income	$3,458	$3,458	$3,580	$2,892
Average shareholders’ equity	24,851	25,477	25,198	25,037
Return on equity	13.9%	13.6%	14.2%	11.6%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through September 30, 2013

	Nine Months Ended
	September 30,		Twelve Months Ended December 31,
($ in millions)	2013	2012	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$2,586	$2,163	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Annualized operating income	3,448	2,884
Adjusted average shareholders’ equity	22,886	22,066	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Operating return on equity	15.1%	13.1%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period Jan. 1, 2005 through Sept. 30, 2013	13.0%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain (loss) adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain (loss).

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Excluding the Impact of Catastrophes and Net Favorable Prior Year Loss Reserve Development) to Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax except as noted)	2013	2012	2013	2012

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$536	$412	$1,435	$935
Pre-tax impact of catastrophes	(99)	(91)	(538)	(808)
Pre-tax impact of net favorable prior year loss reserve development	158	193	581	718
Pre-tax underwriting gain	595	514	1,478	845
Income tax expense on underwriting results	208	187	471	317
Underwriting gain	387	327	1,007	528
Net investment income	531	578	1,624	1,760
Other, including interest expense	(35)	(38)	(45)	(125)
Operating income	883	867	2,586	2,163
Net realized investment gains (losses)	(19)	(3)	99	6
Net income	$864	$864	$2,685	$2,169

GAAP COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING GAAP COMBINED RATIO

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio) and the underwriting expense ratio. For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums. The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, and billing and policy fees and other to net earned premiums. A GAAP combined ratio under 100% generally indicates an underwriting profit.  A GAAP combined ratio over 100% generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Underlying GAAP combined ratio represents the GAAP combined ratio excluding the impact of net prior year reserve development and catastrophes.  In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic underwriting profitability and the variability of underwriting profitability caused by the unpredictable nature of catastrophes and loss reserve development.

Calculation of the GAAP Combined Ratio

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, pre-tax)	2013	2012	2013	2012

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$3,297	$3,359	$9,980	$10,509
Less:
Policyholder dividends	7	11	30	34
Allocated fee income	44	40	113	86
Loss ratio numerator	$3,246	$3,308	$9,837	$10,389

Underwriting expense ratio
Amortization of deferred acquisition costs	$953	$986	$2,851	$2,933
General and administrative expenses (G&A)	934	904	2,780	2,681
Less:
G&A included in Interest Expense and Other	6	5	17	17
Allocated fee income	63	52	173	147
Billing and policy fees and other	25	24	74	76
Expense ratio numerator	$1,793	$1,809	$5,367	$5,374

Earned premium	$5,666	$5,666	$16,786	$16,718

GAAP combined ratio (1)
Loss and loss adjustment expense ratio	57.3%	58.4%	58.6%	62.1%
Underwriting expense ratio	31.6%	31.9%	32.0%	32.2%
Combined ratio	88.9%	90.3%	90.6%	94.3%

(1)   For purposes of computing GAAP ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

ADJUSTMENT TO NET WRITTEN PREMIUMS FOR THE IMPACT OF CHANGES IN FOREIGN EXCHANGE RATES

Adjusting for the impact of changes in foreign exchange rates allows the effect of foreign exchange rate differences to be isolated in the analysis of changes in various financial statement line items that are translated from a local currency to the company’s reporting currency, U.S. dollars. The impact is determined by assuming constant foreign exchange rates between periods as illustrated in the reconciliation below. In the opinion of the company’s management, this is useful in an analysis of the results of the International market and the Financial, Professional & International (FP&II) segment.

Reconciliation of the Impact of Changes in Foreign Exchange Rates on International Net Written Premiums to International Net Written Premiums

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
($ in millions)	2013	2012	Change	2013	2012	Change

Net written premiums - holding foreign exchange rates constant	$220	$200	10%	$795	$763	4%
Impact of changes in foreign exchange rates	(3)			(8)
Net written premiums	$217	$200	9%	$787	$763	3%

Reconciliation of the Impact of Changes in Foreign Exchange Rates on FP&II Net Written Premiums to FP&II Net Written Premiums

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
($ in millions)	2013	2012	Change	2013	2012	Change

Net written premiums - holding foreign exchange rates constant	$773	$729	6%	$2,274	$2,173	5%
Impact of changes in foreign exchange rates	(3)			(8)
Net written premiums	$770	$729	6%	$2,266	$2,173	4%

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of
	September 30,	December 31,	September 30,
($ in millions, except per share amounts)	2013	2012	2012

Tangible shareholders’ equity	$19,589	$18,604	$18,879
Goodwill	3,365	3,365	3,365
Other intangible assets	347	381	393
Less: Impact of deferred tax on other intangible assets	(49)	(48)	(47)
Adjusted shareholders’ equity	23,252	22,302	22,590
Net unrealized investment gains, net of tax	1,559	3,103	3,315
Shareholders’ equity	$24,811	$25,405	$25,905

Common shares outstanding	364.1	377.4	382.0

Tangible book value per share	$53.81	$49.29	$49.42
Adjusted book value per share	63.87	59.09	59.13
Book value per share	68.15	67.31	67.81

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capitalization

	As of
	September 30,	December 31,	September 30,
($ in millions)	2013	2012	2012

Debt	$6,346	$6,350	$6,350
Shareholders’ equity	24,811	25,405	25,905
Total capitalization	31,157	31,755	32,255
Net unrealized investment gains, net of tax	1,559	3,103	3,315
Total capitalization excluding net unrealized gain on investments, net of tax	$29,598	$28,652	$28,940

Debt-to-capital ratio	20.4%	20.0%	19.7%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	21.4%	22.2%	21.9%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers. These are GAAP measures.

For the Business Insurance and Financial, Professional and International Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business volume is the amount of written premium related to new policyholders and additional products sold to existing policyholders.  These are operating statistics, which are subject to change based upon a number of factors, including changes in actuarial estimates.  For the Business Insurance segment, retention, renewal premium change and new business volumes exclude National Accounts and Business Insurance-Other.

An insurance company’s statutory surplus represents the excess of its assets over its liabilities in accordance with the statutory accounting practices required by state laws and regulations.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service.  These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

###

Contacts

Media:	Institutional Investors:	Individual Investors:
Patrick Linehan	Gabriella Nawi	Marc Parr
917.778.6267	917.778.6844, or	860.277.0779
	Andrew Hersom
	860.277.0902